U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported):   June 2, 2004

Roberts Realty Investors, Inc.
(Exact name of Registrant as specified in charter)

Georgia	001-13183	56-2122873
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

(770) 394-6000
Registrant's Telephone Number, including Area Code

450 Northridge Parkway, Suite 302, Atlanta, Georgia	30350
(Address of principal executive offices)	(Zip Code)

Item 5.  Other Events and Required FD Disclosure.

        Roberts Realty Investors, Inc. announced on June 3, 2004 that it closed the sale of five Atlanta apartment communities on June 2, 2004 to Colonial Properties Trust. The June 3, 2004 press release is attached hereto as Exhibit 99.1.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

        (a)   Not Applicable
        (b)   Not Applicable
        (c)   Exhibits:

                Exhibit Number                  Description

                 99.1       Press Release of Roberts Realty Investors, Inc. dated June 3, 2004, regarding closing of sale of properties.

Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

ROBERTS REALTY INVESTORS, INC.

Dated: June 15, 2004	By: /s/ Greg M. Burnett Greg M. Burnett Chief Financial Officer

Exhibit Index

        Exhibit Number                  Description

             99.1        Press Release of Roberts Realty Investors, Inc. dated June 3, 2004, regarding closing of sale of properties.

Exhibit 99.1

ROBERTS REALTY INVESTORS, INC.

CONTACT:	FOR IMMEDIATE RELEASE
Charles S. Roberts	June 3, 2004
Chief Executive Officer

Telephone:    (770) 394-6000
Fax:                 (770) 551-5914

ROBERTS REALTY INVESTORS, INC.
CLOSES $109,150,000 SALE

ATLANTA, GA – Roberts Realty Investors, Inc. (AMEX:RPI) announces it closed the sale of five Atlanta apartment communities on June 2, 2004 to Colonial Properties Trust, a NYSE-traded REIT with a total market capitalization of $3.2 billion. The sale price was $109,150,000 or an average of $100,045 per apartment unit for the company’s Bradford Creek, Plantation Trace, Preston Oaks, River Oaks, and Veranda Chase communities.

As previously announced, the company will pay a distribution of $4.50 per share. The distribution will be paid June 18, 2004 to shareholders of record on June 14, 2004. Due to the large size of the distribution, the American Stock Exchange requires that the company’s ex-dividend date be set for the first trading day following the payment of the distribution, which is June 21, 2004.

Mr. Charles S. Roberts, the company’s founder and CEO, stated: “We are very pleased to be able to distribute $4.50 per share to our shareholders, many of whom are loyal long-term investors. Including this distribution, the company will have paid to its shareholders $8.84 in dividends and distributions since 1996.”

Mr. Charles R. Elliott, the company’s former CFO and current Board member, added: “This sale maximizes the value of our older appreciated assets and rewards our shareholders with a substantial distribution. In addition, it allows management to continue to create shareholder value by focusing on its newer assets that include three apartment communities totaling 922 apartment homes, a 220-unit apartment community under development, a 42,090 square foot retail center, and a 39,907 square foot office building.”